Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED MAY 17, 2012 TO PROSPECTUS DATED MAY 11, 2012

APRIL 2012 PERFORMANCE UPDATE

	April 2012	Year to Date	Total NAV 04/30/12	NAV per Unit 04/30/12

Series A-1	-1.14%	-0.13%	$13,032,337	$1,494.23
Series A-2	-0.98%	0.54%	$3,310,234	$1,634.36
Series B-1	-1.56%	-3.26%	$5,284,853	$1,201.18
Series B-2	-1.40%	-2.61%	$3,850,653	$1,266.92

          * All performance is reported net of fees and expenses

Fund results for April 2012:

          The Fund’s trading strategies produced mixed results in April as markets digested signs of moderating growth and concerns over European sovereign debt. Minutes from a meeting of the U.S. Federal Reserve (the “Fed”) revealed the U.S. central bank will refrain from additional stimulus unless the economy wavers, sparking concern over growth and demand for raw materials. Upticks in weekly jobless claims and weak sales of previously-owned homes added to bearish sentiment. Chinese gross domestic product (“GDP”) grew 8.1%, the slowest pace in nearly three years as the country seeks to rebalance its economy away from exports and towards domestic consumption. Tenuous optimism in Europe gave way to increasing instability as austerity measures and European Central Bank (“ECB”) efforts to spur growth have yet to solve the regions debt woes, punctuated by S&P’s downgrade of Spanish debt. Investment flowed into safe-haven debt instruments of the U.S., Germany, and Australia in response to the weakness.

          The Fund’s bond exposure produced robust returns in April as investment poured into safe-haven assets on renewed euro-zone weakness and concerns over slowing growth. Spain’s soaring unemployment (24.4%), contracting GDP (-0.3%), and alarming spike in non-performing loans led to poor debt auctions as their 10-year yield climbed back above 6%. Resurging peripheral debt woes sent investors flocking to the security of German Bunds (+1.9%). British Long Gilts also benefited from safe-haven inflows but performance was muted due to negative GDP growth in the U.K. Despite mixed economic signals and signs of stagnation, the U.S. maintained its favored position relative to struggling European economies, driving demand for U.S. debt. Australian debt yields fell to record lows as easing inflation data is widely expected to prompt a rate cut from the Reserve Bank of Australia (the “RBA”) at its next meeting.

          The Fund’s allocation to foreign exchange markets underperformed in April as markets ended little changed in volatile trade. Concerns over sovereign debt and slowing economic growth left European currencies seeking solid direction. The euro

(-0.7%) fell modestly as economic indicators softened and Spain’s debt was downgraded. The Swiss franc (-0.5%) fell against the U.S. dollar after reversing early month gains. The British pound (+1.5%) gained against the U.S. dollar and the euro (+2.2%) on expectations the Bank of England will not pursue further stimulus. The Australian dollar (+1.0%) continued its position as a favored currency with the RBA keeping rates unchanged as their economy sustains growth. The Canadian dollar (1.1%) also appreciated as unemployment there fell to 7.2%. The Japanese yen (+3.8%) regained ground from its recent decline as the Bank of Japan remains focused on easing in an effort to strengthen growth prospects. The Mexican peso (-1.5%) fell back on worries global growth concerns will dampen exports.

          The Fund’s positions in the metals sector generated moderate losses in April due to sharp reversals in the LME and Comex copper markets. Poor U.S. monthly payroll and industrial production figures, slowing Chinese growth and heightened euro-zone debt concerns drove copper 6.6% lower to 3-month lows before being turned markedly higher on falling inventories. LME stockpiles dropped to 241,550 tons, the lowest level since November of 2008 and down 30% since January as miners struggle to keep pace with consumption. Comex copper posted five consecutive gains at month’s end, its longest rally since August, to close nearly unchanged. Short positions in Comex silver (-4.7%) helped to offset losses while Comex gold (-0.3%) had its smallest monthly change since March of 2010 as traders waited for clarity on global economic conditions.

          The Fund’s allocation to the energy sector yielded losses in April as encouraging U.S. manufacturing and consumer spending supported energy markets despite reduced geopolitical risk, slowing growth in China, and renewed recession fears in Europe. Nymex crude posted its least volatile month in 17 years, trading in a 4.8% range, tightly bound by its 100 and 50-day moving averages. Weekly inventories (373 Mbbl) reached an 11-month high as Chinese manufacturing contracted for the sixth straight month. Brent crude’s premium over West Texas Intermediate shrunk to as little as $13.61, the smallest margin since January, as Spain and the UK slid back into recession and negotiations with Iran showed promise.

          The Fund’s perpetual long gold position was relatively flat in April, as gold traded in its tightest range (4.3%) since August of 2009 due to languid investor and physical interest. Gold closed at $1664.20/oz., just below its 200-day moving average and down 7.2% from the 2012 high.

          Other market sectors, relative to those discussed above, did not have a substantial impact on the month’s overall performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
APRIL 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2012)

STATEMENT OF INCOME

APRIL 2012

Investment income, interest	$(502)

Expenses
Management fee	24,538
Ongoing offering expenses	—
Operating expenses	8,179
Selling commissions	21,811
Other expenses	154
Incentive fee	—
Brokerage commissions	20,398
Total expenses	75,079

Net investment gain (loss)	(75,582)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(308,696)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	233,844

Net gain(loss) on investments	(74,851)

Net increase (decrease) in net assets from operations	$(150,433)

STATEMENT OF CHANGES IN NET ASSET VALUE

APRIL 2012

Net assets, beginning of period	$13,020,206

Net increase (decrease) in net assets from operations	(150,433)

Capital share transactions
Issuance of shares	328,418
Redemption of shares	(165,852)

Net increase (decrease) in net assets from capital share transactions	162,565

Net increase (decrease) in net assets	12,132

Net assets, end of period	$13,032,339

NAV Per Unit, end of period	$1,494.23

SUPERFUND GOLD, L.P. – SERIES A-2
APRIL 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2012)

STATEMENT OF INCOME

APRIL 2012

Investment income, interest	$(127)

Expenses
Management fee	6,222
Ongoing offering expenses	—
Operating expenses	2,074
Other expenses	39
Incentive fee	—
Brokerage commissions	5,172
Total expenses	13,508

Net investment gain (loss)	(13,635)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(78,278)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	59,298

Net gain(loss) on investments	(18,981)

Net increase (decrease) in net assets from operations	$(32,616)

STATEMENT OF CHANGES IN NET ASSET VALUE

APRIL 2012

Net assets, beginning of period	$3,442,203

Net increase (decrease) in net assets from operations	(32,616)

Capital share transactions
Issuance of shares	0
Redemption of shares	(99,353)

Net increase (decrease) in net assets from capital share transactions	(99,353)

Net increase (decrease) in net assets	(131,968)

Net assets, end of period	$3,310,234

NAV Per Unit, end of period	$1,634.36

SUPERFUND GOLD, L.P. – SERIES B-1
APRIL 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2012)

STATEMENT OF INCOME

APRIL 2012

Investment income, interest	$(273)

Expenses
Management fee	9,951
Ongoing offering expenses	—
Operating expenses	3,317
Selling commissions	8,845
Other expenses	365
Incentive fee	—
Brokerage commissions	12,662
Total expenses	35,140

Net investment gain(loss)	(35,413)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(173,201)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	124,865

Net gain(loss) on investments	(48,335)

Net increase (decrease) in net assets from operations	$(83,748)

STATEMENT OF CHANGE IN NET ASSET VALUE

APRIL 2012

Net assets, beginning of period	$5,329,602

Net increase (decrease) in net assets from operations	(83,748)

Capital share transactions
Issuance of shares	112,670
Redemption of shares	(73,670)

Net increase (decrease) in net assets from capital share transactions	39,000

Net increase (decrease) in net assets	(44,749)

Net assets, end of period	$5,284,853

NAV Per Unit, end of period	$1,201.18

SUPERFUND GOLD, L.P. – SERIES B-2
APRIL 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2012)

STATEMENT OF INCOME

APRIL 2012

Investment income, interest	$(199)

Expenses
Management fee	7,238
Ongoing offering expenses	—
Operating expenses	2,413
Other expenses	266
Incentive fee	—
Brokerage commissions	9,210
Total expenses	19,127

Net investment gain(loss)	(19,326)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(125,987)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	90,828

Net gain(loss) on investments	(35,159)

Net increase (decrease) in net assets from operations	$(54,485)

STATEMENT OF CHANGE IN NET ASSET VALUE

APRIL 2012

Net assets, beginning of period	$3,905,138

Net increase (decrease) in net assets from operations	(54,485)

Capital share transactions

Issuance of shares	0

Redemption of shares	0

Net increase (decrease) in net assets from capital share transactions	0

Net increase (decrease) in net assets	(54,485)

Net assets, end of period	$3,850,653

NAV Per Unit, end of period	$1,266.92

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.